UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	January 8, 2009 (January 6, 2009)

BARNES & NOBLE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-12302	06-1196501
(Commission File Number)	(IRS Employer Identification No.)

122 Fifth Avenue, New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)

(212) 633-3300
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As reported in a press release dated January 8, 2009, Barnes & Noble, Inc. (the “Company”) announced that William J. Lynch, Jr. would join barnesandnoble.com llc, a wholly-owned subsidiary of the Company, as President on February 2, 2009.

Mr. Lynch, age 38, joins the Company from HSNi, where he was General Manager and Executive Vice President of Marketing of HSN.com.  From 2004 to 2008, he was the Chief Executive Officer and Co-Founder of gifts.com, a wholly-owned subsidiary of IAC. From 2000 to 2004, Mr. Lynch was Vice President and General Manager, E-Commerce, for Palm Inc., where he oversaw Palm’s web properties including: Palm.com, the Palm Software Connection, the Palm.Net wireless ISP and the Palm Online Store.

The Company and Mr. Lynch entered into an employment agreement (the “Lynch Employment Agreement”) dated January 6, 2009 and effective February 2, 2009.  The material terms and conditions of the Lynch Employment Agreement provide for, among other things, a two year initial term renewable for additional terms of one year, annual base salary of $800,000, bonus compensation in accordance with the Company’s Executive Performance Plan, guaranteed at 150% of annual base salary for the fiscal year ending January 30, 2010, a restricted stock grant of 100,000 shares vesting in four equal annual installments on the first through fourth anniversaries of the date of grant, a signing bonus of $1,000,000, relocation benefits, severance, and participation in the Company’s various employee benefit programs.

The above summary of the Lynch Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the actual employment agreement, a copy of which is included as Exhibit 10.1 of this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, dated January 6, 2009, between Barnes & Noble, Inc. and William J. Lynch, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARNES & NOBLE, INC. (Registrant)

	By:	/s/ Joseph J. Lombardi
Joseph J. Lombardi
Chief Financial Officer

Date: January 7, 2009

EXHIBIT INDEX

Exhibit	Description
---------	--------------

10.1	Employment Agreement, dated January 6, 2009, between Barnes & Noble, Inc. and William J. Lynch, Jr.